Exhibit 99.1

For Immediate Release

For investor relations information, contact:

EFJ, Inc.

Jana Bell, 972-819-0900

e-mail: jbell@efji.com

EFJ, Inc. Announces Record 1st Quarter Revenue of $39 Million

•	269% Increase in Revenue versus Year Ago Period

•	Private Wireless Communications segment Ships Record Revenue in Q1

•	Backlog remains Strong at $121 Million at the end of the Quarter

Irving, TX – May 1, 2007 – EFJ, Inc. (NASDAQ: EFJI) today announced its results for the first quarter of 2007. Revenues were $38.9 million for the first quarter of 2007, an increase of $28.3 million, compared to revenues of $10.6 million recorded in the first quarter of 2006. The revenue growth was attributable primarily to significant increases in radio shipments at the Company’s private wireless communications business segment. This segment’s growth impacted the business mix that resulted in lower consolidated gross margins in the first quarter of 2007 as compared to the first quarter of 2006 when higher margin encryption products were a larger component of revenue. The net loss for the first quarter of 2007 was $0.4 million compared to a net loss of $3.1 million for the same period of 2006. The basic loss per share for the first quarter of 2007 was $0.01 compared to a basic loss per share of $0.12 for the first quarter of 2006. The Company recorded a non-cash expense of $0.5 million, related to stock based compensation under SFAS 123R and $0.4 million related to the amortization of acquired intangible assets for the first quarter of 2007.

“Our first quarter was satisfying and showed positive trends in both business segments,” stated Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer. “The Secured Communications Segment continued to improve operational efficiencies through the integration of 3eTI and Transcrypt. Additionally, Secured Communications achieved both new certifications and key orders in the quarter. Our Private Wireless Communications Segment became profitable for the quarter, booked its first rebanding order, shipped its lower cost and submersible portable radios, and received a follow-on order from our newly acquired DOD customer” added Jalbert.

“We continue to make solid progress towards our strategic goal of becoming a fully integrated wireless provider of secure voice, video, and data solutions.” commented Jalbert.

About EFJ, Inc.

EFJ, Inc. is the Irving, Texas based parent company to industry-leading secure wireless and private wireless solution businesses. EFJ, Inc. is home to 3e Technologies International; a leading provider of FIPS validated wireless data infrastructure and software with interoperable security; the EFJohnson Company, one of the first developers of Project 25 mobile communications products and solutions; and Transcrypt International, a leader in secure solutions to protect sensitive voice communications. For more information, visit http://www.efji.com.

Conference Call and Web Cast

The Company announced on April 18, 2007 that it has scheduled an investor conference call for today, May 1, 2007, at 9:00 a.m. Eastern Time. The call will be available via 888-515-2781. Participants are urged to call in to the conference call at least 10 minutes prior to the start time. Replays of the call will be available starting at 12:00 Noon Eastern Time on Tuesday, May 1, 2007 and continuing until 12:00 Midnight Monday May 7, 2007. The replay number is 888-203-1112, and the reservation number is 5544680. The call will be accessible via webcast at www.vcall.com by clicking EFJI under “Today’s VCalls.” Investors are advised to go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. The call will be archived for 30 days.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, operational efficiencies, margin improvement for the business, improved costs on our radio products, integration of our solutions and backlog. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the progress of the 800 MHz reconfiguration program, our ability to increase our margin at our private wireless segment, the percentage of backlog which is filled during a period, our reliance on third-party suppliers, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components which meet our specifications, the timing of future product development, the actual operational expense experienced, dependence on continued funding of governmental agency programs, the Company’s ability to efficiently and cost effectively integrate our solutions, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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EFJ, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the thee months ended March 31, 2007 and 2006

(Unaudited and in thousands, except share and per share data)

	2007	2006
Revenues	$38,948	$10,563
Cost of sales	26,374	5,014

Gross profit	12,574	5,549

Operating expenses:
Research and development	3,459	2,742
Sales and marketing	3,406	2,095
General and administrative	5,646	4,240
Amortization of intangibles	421	1

Total operating expenses	12,932	9,078

Loss from operations	(358)	(3,529)
Interest income	244	442
Interest expense	(249)	(14)

Loss before income taxes	(363)	(3,101)
Income tax (expense)	—	—

Net loss	$(363)	$(3,101)

Net loss per share – Basic	$(0.01)	$(0.12)

Weighted average common shares – Basic	26,030,067	25,710,713

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2007 and December 31, 2006

(Unaudited and in thousands, except share and per share data)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$20,978	$22,885
Accounts receivable, net of allowance for returns and doubtful accounts of $601 and $547, respectively	27,794	23,427
Receivables—other	10,657	8,673
Cost in excess of billings on uncompleted contracts	2,857	3,940
Inventories	28,512	24,411
Deferred income taxes	3,814	3,814
Prepaid expenses	3,121	1,317

Total current assets	97,733	88,467
Property, plant and equipment, net	6,809	6,744
Deferred income taxes, net of current portion	16,115	16,115
Goodwill	25,513	25,513
Other intangible assets, net of accumulated amortization	15,218	15,638
Other assets	86	86

TOTAL ASSETS	$161,474	$152,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt obligations	$3	$5
Accounts payable	22,330	11,097
Accrued expenses	6,379	8,111
Billings in excess of cost on uncompleted contracts	6	427
Deferred revenues	535	885

Total current liabilities	29,253	20,525
Long-term debt obligations, net of current portion	15,000	15,000
Other liabilities	377	332

TOTAL LIABILITIES	44,630	35,857

Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 26,182,384 and 26,179,707 issued and outstanding as of March 31, 2007 and December 31, 2006, respectively)	262	262
Additional paid-in capital	152,211	151,665
Accumulated other comprehensive loss	(377)	(332)
Accumulated deficit	(35,252)	(34,889)

TOTAL STOCKHOLDERS’ EQUITY	116,844	116,706

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$161,474	$152,563

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